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                                                                   EXHIBIT 10.79

        Transition Services Agreement dated December 3, 1999 by and among
                       Registrant and Spectrum Clubs, Inc.


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                          TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this "Agreement") is made as of December 3, 1999, by and among The Sports Club Company, Inc., a Delaware corporation ("Parent") and Spectrum Clubs, Inc., a Texas corporation formerly named as Racquetball & Fitness Clubs, Inc. ("Buyer"). Parent and Buyer are referred to herein collectively as the "Parties" and individually as a "Party."

                              W I T N E S S E T H :

WHEREAS, pursuant to that certain Stock Purchase Agreement (the "Purchase Agreement"), dated as of September 16, 1999, as amended, by and among Buyer, Parent, The Spectrum Club Company, Inc., ("Spectrum"), Canoga/Agoura Spectrum Club, Inc., Spectrum Club Anaheim, El Segundo-TDC, Ltd., and TVE, Inc. (all such entities except Buyer being collectively called the "Sellers" and individually each a "Seller"), Buyer is purchasing from Sellers the stock of Newco (as defined in the Purchase Agreement); and

WHEREAS, Buyer desires that, after the Closing, Parent provide to Buyer or an Affiliate of Buyer certain administrative, corporate and other services on a transitional basis; and

WHEREAS, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Transition Services. Upon the terms and subject to the conditions set forth in this Agreement, during the term of this Agreement as set forth in Section 4 below (the "Transition Period"), Parent shall provide to Buyer or its Affiliates, from the date of this Agreement and for a period of two hundred seventy (270) days thereafter (subject to extension as set forth in Section 4 below), the respective services set forth on Annex A attached hereto (the "Services"). The Services will be provided in the manner, within the time frames and at a level of service consistent with that provided to Sellers by Parent and/or its Affiliates with respect to the Business prior to the date hereof. Such Services shall be provided at the cost specified beside each category of Service on Annex A.

Billing and Payment. On the 15th and the last day of each calendar month, Buyer shall pay half of the monthly payment for Services for the coming month. If in connection with performing Services, Parent incurs any direct costs not included in Annex A hereto, Parent shall deliver Buyer monthly invoices for such costs incurred . All invoices shall be paid not later than thirty (30) days following receipt, subject to receiving from Parent, if reasonably requested by Buyer, any appropriate support documentation for such invoices. All payments to Parent shall be made by wire transfer in accordance with written instructions provided by Parent. Without limitation, examples of direct costs include (i) costs of newsletter publication, newspaper advertising, directory listings, public relations agency fees and related print and supplies expenses, (ii) costs for building operations supplies and sundries not maintained at the club level, and
(iii) costs of logo wear. Direct costs also include out-of-pocket expenses paid to third parties consistent with past practices for services outside the normal course, which services are incurred solely for Buyer's benefit. Direct costs do not include outsourcing of any function currently performed by personnel of Parent or one of its affiliates. Prior to incurring direct costs in excess of $5,000,


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Parent shall obtain written approval from Buyer.

Services requiring use of checks issued by Parent or other fund transfers by Parent on behalf of Buyer will be provided only to the extent funded by a Buyer account or to the extent that Buyer provides Parent with immediately available funds prior to Parent's issuance of the check or the fund transfer, as the case may be.

Validity of Documents. The Parties shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented in connection with this Agreement unless such document, instrument or other writing appears on its face to be fraudulent, false or forged.

Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue (unless sooner terminated pursuant to the terms hereof) for a period of 270 days; provided that by written notice at least thirty (30) business days prior to the 270th day, Buyer may request (on a per Service basis) the continuation of all or any portion of the Services for up to an additional 90 days. If Buyer requests continuation of a Service for less than 90 days, Buyer may later extend such request up to the full 90 days or any part thereof. Any period during which Buyer requests continuation after the 270th day is called the "Continuation Period").

Partial Termination. Any or all of the Services provided hereunder are terminable at any time by Buyer on thirty (30) business days prior written notice to Parent. Even if a particular Service is terminated by Buyer, Parent will continue to interact with and provide access to Buyer to the extent that Services still being provided are related to the terminated Service. For example, if Buyer terminates payroll services but is still receiving human resources services from Parent, Parent will continue to allow Buyer's payroll department to interact with Parent's human resources department to the extent necessary to allow both Services to function smoothly.

Access. With respect to each Service provided by Parent or any of its Affiliates hereunder, Buyer and Parent shall provide the other Party and its personnel with access to the equipment, office and storage space and systems relating to such Service during normal business hours for the term of this Agreement to the extent reasonably required in connection with the provision of such Services hereunder; provided that such access shall be supervised by the appropriate personnel of the Parties and shall be done in a manner so as to minimize the interruption of the Parties' normal business operations.

Assignment. This Agreement shall not be assignable in whole or in part by any Party hereto, nor may a Party delegate performance of its obligations hereunder, without the prior written consent of the other Parties hereto, such consent not to be unreasonably withheld in the case of a proposed transfer/delegation to an Affiliate (with consideration given, in the case of a proposed assignment/delegation by Parent, to whether the assignee/delegate has the personnel available to perform the Services). Buyer may also assign its interest in this Agreement to the extent that assignments of contract rights are required by Buyer's lenders as security, to Buyer's lenders. Subject to the foregoing, this Agreement shall be binding on, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, permitted assigns and legal representatives.

Confidentiality. Each Party shall cause each of its Affiliates and each of their respective officers, directors, employees, consultants and agents to hold all information relating to the business of the other Parties disclosed to it by reason of this Agreement confidential and will not disclose any of such information to any person or entity unless legally compelled to disclose such information, provided, however, that to the extent that any of them may become so legally


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compelled they may only disclose such information if they shall first have used reasonable efforts to, and, if practicable, shall have afforded the other Parties the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed.

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Indemnification. Except with respect to claims by Buyer against Parent for breach of this Agreement, Buyer agrees to indemnify and hold harmless Parent and each of its Affiliates and Representatives (the "Parent Indemnified Parties") to the fullest extent lawful, harmless from and against any and all losses, claims, damages, liabilities, costs (including without limitation reasonable attorneys' fees) and expenses (including without limitation costs and expenses incurred in connection with investigation, preparing, pursuing or defending against any of the foregoing) (collectively "Losses"), as incurred, relating to, based on or arising out of the performance by the Parent Indemnified Parties of the duties of Parent hereunder, provided that Buyer shall not be liable to any Parent Indemnified Party for any Losses to the extent that such Losses are caused by the breach of this Agreement by an Indemnified Party or by the negligence or willful misconduct of a Parent Indemnified Party.

Except with respect to claims by Parent against Buyer for breach of this Agreement, Parent agrees to indemnify and hold harmless Buyer and each of its Affiliates and Representatives (the "Buyer Indemnified Parties") to the fullest extent lawful, harmless from and against any and all losses, claims, damages, liabilities, costs (including without limitation reasonable attorneys' fees) and expenses (including without limitation costs and expenses incurred in connection with investigation, preparing, pursuing or defending against any of the foregoing) (collectively "Losses"), as incurred, relating to, based on or arising out of the breach of this Agreement by Parent or Parent's negligence or willful misconduct, provided that Parent shall not be liable to any Buyer Indemnified Party for any Losses to the extent that such Losses are caused by the breach of this Agreement by any Buyer Indemnified Party or by the negligence or willful misconduct of a Buyer Indemnified Party.

Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Notices. Unless otherwise indicated herein, all notices, requests, demands or other communications to Parent and Buyer shall be deemed to have been given or made three business days after being deposited in the mails, registered or certified mail, return receipt requested, postage prepaid, or when delivered by means of overnight delivery service or messenger, addressed to the Party to be notified, or by facsimile to Parent or Buyer at the following address:

                    To Parent:       The Sports Club Company, Inc.
                                     11100 Santa Monica Boulevard
                                     Suite 300
                                     Los Angeles, CA 90025-3384
                                     Attention: John Gibbons
                                     Fax No. (310) 479-5740

                   Copy to: Kinsella, Boesch, Fujikawa & Towle, LLP 1901 Avenue of the Stars
                                     Los Angeles, CA  90067


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                                     Attention: Ronald K. Fujikawa, Esq.
                                     Fax No. (310) 284-6018

                   To Buyer:         Racquetball & Fitness Clubs, Inc.
                                     c/o Brentwood Associates
                                     11150 Santa Monica Boulevard
                                     Los Angeles, CA  90025
                                     Attention: Edward McCall
                                     Fax No.:  (310) 477-1011

                   Copy to:          Latham & Watkins
                                     633 West 5th Street
                                     Los Angeles, CA  90071
                                     Attention: Elizabeth A. Blendell, Esq.
                                     Fax No.: (213) 891-8763

Modification, Nonwaiver, Severability. Neither this Agreement nor any part hereof may be changed, altered or amended orally. Any modification must be by written instrument signed by Parent and Buyer. Failure by any Party to exercise promptly any right granted herein or to require strict performance of any obligation imposed hereunder shall not be deemed a waiver of such right. If any provision of this Agreement is held ineffective for any reason, the other provisions shall remain effective.

Interpretation. The headings and captions contained in this Agreement and in Annex A attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word "including" herein shall mean "including without limitation."

No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person or entity.

Entire Agreement. This Agreement (including Annex "A" hereto) and the Purchase Agreement contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations and understandings, whether written or oral, relating to such subject matter.

Relationship of Parties. Except as specifically provided herein, none of the Parties shall act or represent or hold itself out as having authority to act as an agent or partner of any other Party, or in any way bind or commit any other Party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement.

Attorneys' Fees. If either Party shall initiate any Action to enforce or interpret any term or provisions hereof, the Party prevailing in such Action shall be entitled to its reasonable attorneys' fees and disbursements from the non-prevailing party.


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IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

                                            THE SPORTS CLUB COMPANY, INC.

                                            By: /s/ John M. Gibbons
                                               ---------------------------------
                                            Title: Chief Executive Officer


                                            SPECTRUM CLUBS, INC., f/k/a
                                            RACQUETBALL & FITNESS CLUBS, INC.


                                            By: /s/ Anthony Choe
                                               ---------------------------------
                                            Title: Secretary for the buyer


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                                     ANNEX A
                        TO TRANSITION SERVICES AGREEMENT


For purposes of this Annex A, the first "month" of this Annex A shall begin on the Closing Date and end on the day immediately preceding the next month's anniversary of the Closing Date, and each succeeding "month" shall be determined in like manner. (For example, if the Closing Date were September 28, 1999, the first "month" would run from September 28, 1999 through October 27, 1999, and the next month would run from October 28, 1999 through November 27, 1999).

With respect to all Services, the services and fees set forth below include transfer of records and data relating to such service and transitioning of such service to Buyer as and when reasonably requested by Buyer. The only additional charges for transitioning will be mutually agreed on if Parent is required to perform services outside those that would have been expected in transitioning the Services to Buyer if all the transitioning had occurred at the closing of the transaction or if Buyer materially changes the operation of the Business (including without limitation by the opening of additional clubs).

All Services are to be provided to the same extent and in the same manner as provided to the Spectrum Clubs prior to the date of this Agreement, except that Services will also be provided in such manner to the Anaheim and Puente Hills Spectrum Clubs as and to the extent such clubs become operational. Set forth below are examples and illustrations of Services, but they are not intended to be exhaustive, and any services falling within the categories below are intended to be covered by this Agreement.

1. HUMAN RESOURCES. $10,360 per month ($14,504 per month during Continuation Period)

- Prepare affirmative action plans, manage Department of Labor compliance audits, provide on-site compliance support, investigate allegations of harassment and/or discrimination, establish policies on allegations, assist in grievance resolution, providing benefit administration.

- Administer benefit plans for employees of Buyer, including 401(k) plan, dental, life and medical insurance, vacation and other similar plans; prepare and file (or deliver to Buyer in a timely fashion for filing) required government reports (including plan 5500's); maintain benefit plan accounting and administrative information.

- Administer workers compensation claims of Buyer, including interface with insurance providers.

- Provide services relating to labor relations, labor dispute resolution, employee contract negotiations, EEO compliance, and workplace issues management.

- Conduct periodic human resource-related training for Buyer's employees, including health and safety seminars at the clubs operated by Buyer.

-       Maintain human resources systems.

- Deliver Buyer's employee files to Buyer at any time upon Buyer's request, provided that Parent may retain copies of such files for its records.

- Administer paperwork and processes related to hiring and termination of Buyer's employees, including processes required to update payroll accounts.

-       Maintain master file/database of employees.

- Provide all training programs, manuals and other materials and services used to train employees in the same manner as prior to the date of this Agreement.

- Use the same degree of care as used in Parent's business to notify Buyer of any changes in applicable laws and regulations relating to employees, including without limitation wages and hours, job posting, "right to know" and safety.

2.      CHILD CARE $1,498 per month ($2,097 per month during Continuation
        Period)

- Administer and supervise child care programs and services at Spectrum Clubs in the same manner as prior to this Agreement.


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-       Inform Buyer as to applicable legal requirements related to child care and prepare and file with governmental authorities any necessary paperwork so that relevant employees maintain licenses, bonds and otherwise comply with such requirements.

3.      FITNESS $1,428 per month ($1,999 per month during Continuation Period)

-       Assist with fitness equipment purchasing programs in place.

- Provide supervision and administration of all fitness and group exercise functions.

- Assist in maintaining all staffing levels and standard in place prior to date of this Agreement.

4.      PAYROLL $3,300 per month ($4,620 per month during Continuation Period)

- Provide payroll processing services for hourly and salaried employees of Buyer (e.g. input data, process payroll, distribute paychecks, provide compensation system development and support, maintain compensation database, process payroll taxes and reports, issue W-2 forms, submit required information and contributions to third-party benefit plan record-keeper or plan administrators, reconcile with general ledger, and maintain applicable supporting records and documentation).

-       Administer and update Ceridian software at the club level.

- Provide semi-monthly summary of Ceridian payroll run to Buyer for approval prior to release of payroll checks. (Buyer shall be responsible for turnaround in time for payroll to be timely paid.)

- Provide software updates and interfaces as necessary between Ceridian payroll systems and Solomon general ledger software (or other systems and software used by Parent).

-       Maintain interface with Kronos time-clock system as necessary.

- Notify Buyer regarding any change in laws or regulations governing wages and hours, overtime and similar items with respect to employee compensation.

- Reconcile payroll checkbook within 30 days after receipt of bank statement.

5.      ACCOUNTS PAYABLE $2,782 per month ($3,894 per month during Continuation
        Period)

-       Process vendor payments.

- Maintain and upgrade all software and interfaces with Solomon general ledger system.

-       Maintain all functions necessary to interface with purchasing services.

-       Maintain payment records in accordance with GAAP.

-       Produce 1099 forms.

- Maintain A/P Vendor information with either SSN or Employer ID for all contractors.

-       Deliver to Buyer the vendor files at any time upon Buyer's request.

- Maintain check stock, signature stamps, MICR cartridges or any other signing device in a safe and secure environment.

-       Deliver to Buyer check stock at any time upon Buyer's request.

- Maintain existing checks and balances with regards to Purchase Orders, Invoices, Payments, as well as routine audits of these controls.

- Prepare and mail checks on Buyer's behalf of open invoices to maintain good credit and to take advantage of available vendor discounts (checks to be drawn on Buyer's account).

- Reconcile accounts payable checkbook within 30 days after receipt of bank statement.

6.      PURCHASING $4,472 per month ($6,260 per month during Continuation
        Period)

- Provide detailed accounting of purchases, costs and allocation of supplies.

- Maintain all existing methods of allocating purchases in place prior to the date of this Agreement.

- Provide purchasing functions on a "most favored nations" basis vis-a-vis Parent's Sports Club operations, including negotiation of vendor contracts.

-       Maintain forms inventory.


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-       Oversee mail, messenger and courier services.

- Coordinate and arrange for purchases of office and club supplies and needs of building operations department.

- Process orders and payments, maintain accurate records and obtain approval of Buyer for any capital purchases.

7.      MIS $6,338 per month ($8,873 per month during Continuation Period)

-       Maintain EDP hardware and software.

-       Provide membership database queries to Buyer.

- Provide modifications and programming assistance with all software and hardware.

-       Process monthly EFT's.

- Provide backup program and data files so that Facilities can properly backup program and data files at the Facilities.

- Licensing fees for separate Ceridian systems is deemed an extra direct cost to be borne by Buyer.

8.      ACCOUNTING $11,022 per month ($15,430 per month during Continuation
        Period)


- Assist Spectrum Club controllers in preparing monthly, quarterly and year-end income statements on a club-by-club basis.

- Assist Spectrum Club controllers with general ledger maintenance and control (separate from Seller's ongoing business and other assets) including monthly general ledger closings and reconciliation of bank account and general ledger account balances; prepare reconciliation for all subsidiary systems, including but not limited to accounts receivable, accounts payable, inventory, fixed assets and unsettled liability.

- Assist Spectrum Club controllers in preparing flash (daily) and weekly operating results.

- Provide monthly fixed asset, marketing, promotions and inventory reporting.

- Provide accounts payable processing in the normal course of business, including marketing programs and purchases.

- Maintain capital asset records, updating for additions, retirements, depreciation and other transactions. Make capital asset general ledger entries.

- Maintain and support all existing systems and provide systems programming time; provide system trouble shooting services (including after business hours) consistent with current practice.

- Provide financial and management reports in formats used as of the date of this Agreement, including but not limited to all membership, pricing, and dues grid information.

- Assist in preparation of tax returns and state annual reports; provide other tax consultation to the extent currently performed in-house.

- Provide Buyer with real time access to all systems from Buyer's corporate headquarters, including access to all archived data or information on paper, as long as it doesn't disrupt normal operation.

- Cooperate with respect to any audits of Buyer's financial records and other information reasonably requested by auditors, lenders or other persons or entities designated by Buyer, at Buyer's reasonable request.

- Assist with conversion of and provide export files of pertinent accounting files, including budgets, history, payroll, human resources and accounts receivable.

-       Maintain EDP hardware and software.

- Prepare financial statements in accordance with GAAP using methods as directed by Buyer.

-       Oversee EFT processing.

- Provide technical support and process assistance for Buyer's budget preparation.

9.      DEVELOPMENT $0 per month ($0 per month during the Continuation Period)

- Perform responsibilities customary for general contractor and real estate developers with respect to existing projects at Anaheim, Thousand Oaks, Canoga Park and Puente Hills.

-       Oversee construction projects undertaken at Manhattan Beach.

10.     MARKETING $5,438 per month ($7,613 per month during Continuation
        Period)
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-       Provide marketing, advertising, graphics, printing and production services.

- Meet deadlines for placement of advertising and production of all collateral materials.

11. BUILDING OPERATIONS $15,474 per month ($21,663 per month during Continuation Period)

-       Oversee facilities and building operations managers.

-       Repair equipment and club facilities.

-       Manage third-party service providers.

- Maintain detailed, item-by-item inventory of equipment (provided that Buyer notifies personnel responsible for this if Buyer uses its own personnel and equipment to move inventory).

12.     RETAIL $722 per month ($1,010 per month during Continuation Period)

-       Provide oversight of the retail operations (kiosks) at Spectrum Clubs.

- Supply logo wear on same terms as prior to the date of this Agreement (direct cost of such logo wear is billable to Buyer).

13.     MISCELLANEOUS (no charge unless specifically noted below)

- Provide laundry services to the extent and expense currently provided to any Spectrum Club (e.g. Howard Hughes) at the same charge as existing in historical financial statements.

- Provide assistance in obtaining licenses and permits necessary to operate the Spectrum Clubs in substantially the same manner as operated prior to the date of this Agreement at an hourly rate of $60 per hour. Provide assistance in reviewing such licenses and permits that expire during the term of this Agreement for no charge.

- Implement fitness equipment purchases already included in capital budget.

- Supply Buyer's requirements for PTS (Private Trainer Systems) branded nutritional products or any successor or replacement products offered by Parent or any of its subsidiaries in the operation of the Sports Clubs, at a pass-through (e.g. no markup) of Parent's cost for the same product.

- Provide Special projects (e.g. management of "Member Appreciation Days") at the request of Buyer at a fee equal to the Seller's hourly wage rate for the individual providing the service.

-       Assist in preparing sales tax returns.

- Transfer calls and otherwise refer inquiries and contacts from vendors, customers, members, etc. to Buyer.